Exhibit (a)(1)

NOTICE AND OFFER TO REPURCHASE

BECKMAN COULTER, INC.

OFFER TO REPURCHASE FOR CASH

ANY AND ALL OF THE OUTSTANDING

2.50% SENIOR CONVERTIBLE NOTES DUE 2036

CUSIP Numbers: 075811AD1 and 075811AC3

Reference is made herein to that (i) Senior Indenture (the “Base Indenture”), dated April 25, 2001, by and between Beckman Coulter, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as successor Trustee (the “Trustee”), (ii) the Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of December 15, 2006, by and between the Company and the Trustee, (iii) the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), dated as of June 30, 2011, by and between the Company and the Trustee, and (iv) the Company’s 2.50% Senior Convertible Notes due 2036 (the “Notes”) issued under the Indenture. Capitalized terms used herein but not otherwise defined have the meanings assigned to those terms in the Indenture.

NOTICE IS HEREBY GIVEN to the holders of the Notes (the “Holders”) pursuant to Section 5.03(b) of the Second Supplemental Indenture that (i) a “Fundamental Change” and “Designated Event” occurred on June 24, 2011, when Djanet Acquisition Corp. (the “Purchaser”), a Delaware corporation and an indirect wholly-owned subsidiary of Danaher Corporation, a Delaware corporation (“Danaher”), accepted for payment the shares of common stock, par value $0.10 (the “Common Stock”), of the Company tendered by the holders thereof as of 5:00 p.m., New York City time, on June 24, 2011 in the tender offer conducted pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of February 6, 2011 (the “Merger Agreement”), by and among Danaher, the Purchaser, and the Company, at a price of $83.50 per share and (ii) a “Designated Event” occurred on July 10, 2011 when the removal of the Common Stock of the Company from listing on the New York Stock Exchange became effective. On June 30, 2011, the Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming an indirect wholly-owned subsidiary of Danaher. In addition, pursuant to Section 5.02 of the Second Supplemental Indenture and as a result of such Designated Events, the Company will repurchase the Notes at the option of the Holders, subject to the terms and conditions of this Notice and Offer to Repurchase (as amended and supplemented from time to time, this “Offer to Repurchase”), the Indenture and the Notes (the “Offer”). The right of Holders to require the Company to repurchase their Notes in the Offer is separate from the right of Holders to convert their Notes pursuant to the terms of the Indenture. See “Important Information Concerning the Offer-Information Concerning the Notes-Current Conversion Rights of the Notes” on page 8 for procedures to be followed to convert the Notes.

HOLDERS WHO ELECT TO TENDER THEIR NOTES FOR REPURCHASE IN THE OFFER WILL RECEIVE $1,003.6806 IN CASH FOR EVERY $1,000 PRINCIPAL AMOUNT OF NOTES TENDERED, WHICH INCLUDES $3.6806 IN ACCRUED AND UNPAID INTEREST.

HOLDERS WHO INSTEAD ELECT TO CONVERT THEIR NOTES WILL RECEIVE $1,200.7467 IN CASH FOR EVERY $1,000 PRINCIPAL AMOUNT OF NOTES CONVERTED.

AS A RESULT, HOLDERS WHO ELECT TO ACCEPT THE OFFER WILL RECEIVE LESS CASH THAN HOLDERS WHO ELECT TO CONVERT THEIR NOTES.

Holders are urged to review this Offer to Repurchase and the Indenture regarding the right of Holders to tender their Notes in the Offer. None of the Company, Danaher, any of their respective affiliates, officers, directors, employees or agents or the Paying Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

The Trustee has informed the Company that, as of the date of this Offer to Repurchase, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) and there are no certificated Notes in non-global form. To tender Notes for repurchase pursuant to the Offer, Holders must tender the Notes through the transmittal procedures of DTC no later than the Expiration Time (as defined below). There are two ways to tender the Notes, depending upon the manner in which such Notes are held:

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Holders whose Notes are held of record by DTC must tender their Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system, at or prior to the Expiration Time.

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Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to tender the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time.

By tendering Notes through the transmittal procedures set forth above, each tendering Holder agrees to be bound by the terms of the Offer.

This Offer to Repurchase constitutes the “Company Notice” referenced in Section 5.03(b) of the Second Supplemental Indenture as well as the notice of the execution of the Fourth Supplemental Indenture required by Section 4.05(c) of the Second Supplemental Indenture.

Pursuant to Section 5.02 of the Second Supplemental Indenture, as a result of the occurrence of the “Designated Event” under the Indenture, each Holder has the right to have its Notes repurchased by the Company, as follows:

(1) The “Designated Event Repurchase Date” will be August 8, 2011.

(2) Holders must exercise their right to elect to have their Notes repurchased at or prior to the Expiration Time. “Expiration Time” means midnight, New York City time, at the end of the Designated Event Repurchase Date, unless extended, in which event “Expiration Time” means the latest time and date at which the Offer, as so extended, will expire. Notes surrendered for repurchase in this Offer may be withdrawn at any time prior to the Expiration Time.

(3) The Company shall pay a “Designated Event Repurchase Price” in cash equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Designated Event Repurchase Date. The amount of interest accrued and unpaid per $1,000 principal amount of the Notes to, but excluding, the Designated Event Repurchase Date is expected to be approximately $3.68. Interest on Notes being repurchased shall cease to accrue on and after the Designated Event Repurchase Date. The Designated Event Repurchase Price will be paid in cash.

(4) All Notes tendered hereunder must be delivered through the transmittal procedures set forth above no later than the Expiration Time. Holders need not necessarily submit a physical repurchase notice, provided that such holders comply with the transmittal procedures of DTC. All Notes tendered hereunder, which were delivered through the transmittal procedures of DTC, may be withdrawn only through the procedures of DTC at or prior to the Expiration Time.

(5) On June 30, 2011, the Company and the Trustee entered into the Fourth Supplemental as required by the Second Supplemental Indenture to reflect the conversion value for the Notes as a result of the Merger at an amount of cash equal to the Conversion Rate (including Additional Shares) of the Notes multiplied by the Merger consideration of $83.50 per share. As a result of the Designated Event, the applicable “Conversion Rate” for any Notes surrendered for conversion on or prior to the Designated Event Repurchase Date is increased by 0.8189 “Additional Shares”, and is 14.3802. Pursuant to the terms of the Second Supplemental Indenture and the Fourth Supplemental Indenture and because of the occurrence of the Merger, each $1,000 principal amount of Notes converted after the date of the Merger will be settled for $1,200.7467 in cash. The right to convert the Notes as a result of the Fundamental Change described above will expire on the Designated Event Repurchase Date. Any Notes tendered in the Offer may be converted only if the Holder of such Notes validly withdraws such tender of Notes prior to the Expiration Time. In order to convert any Notes tendered in this Offer pursuant to the current conversion right associated with the Fundamental Change described above, the tendering Holders must withdraw such tender in time to effectuate such withdrawal and to surrender such Notes for conversion prior to expiration of such current conversion right on the Designated Event Repurchase Date.

(6) The Company has appointed the Trustee as Paying Agent, Depositary and Conversion Agent. The name and addresses of the Paying Agent, Depositary, and Conversion Agent for the Notes are as follows:

Wells Fargo Bank, National Association

608 2nd Avenue South, 12th Floor

Minneapolis, MN 55402

Attention: Bondholder Communications

Facsimile: 213-614-3355

Confirmation Number: 213-614-2588

General Bondholder Inquiry Number: 800-344-5128

The date of this Offer to Repurchase is July 11, 2011.

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Repurchase and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Repurchase does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Repurchase shall not, under any circumstances, create any implication that the information contained in this Offer to Repurchase is current as of any time subsequent to the date of this Offer to Repurchase, or the date of any documents incorporated by reference, as applicable. None of the Company, Danaher, any of their respective affiliates, officers, directors, employees or agents or the Paying Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer (as defined below). To understand the Offer fully and for a more complete description of the terms of the Offer, the Company urges you to read carefully the remainder of this Notice and Offer to Repurchase (as amended and supplemented from time to time, this “Offer to Repurchase”) because the information in this summary is not complete and this document contains additional important information. The Company has included section references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

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Beckman Coulter, Inc., a Delaware corporation (the “Company”), is offering, at the option of each holder (the “Holders”) of its 2.50% Convertible Senior Notes due 2036 (the “Notes”), to repurchase the Notes, subject to the terms and conditions of this Offer to Repurchase, the Indenture (as defined below) and the Notes (the “Offer”). The Company is an indirect wholly-owned subsidiary of Danaher Corporation., a Delaware corporation (“Danaher”). The Company’s principal executive offices are located at 250 S. Kraemer Blvd., Brea, California 92821, and its telephone number at that location is (714) 993-5321. See “Important Information Concerning the Offer—Information Concerning the Company.”

Why is the Company offering to repurchase my Notes?

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The Company is offering to repurchase the Notes to satisfy its contractual obligation under Section 5.02 of the Second Supplemental Indenture (as defined below), which requires the Company to repurchase your Notes at your option following a “Designated Event” as defined in the Second Supplemental Indenture.

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A Designated Event, which also constituted a “Fundamental Change” (as defined in the Second Supplemental Indenture), under the Second Supplemental Indenture occurred on June 24, 2011 when Djanet Acquisition Corp. (the “Purchaser”), a Delaware corporation and an indirect wholly-owned subsidiary of Danaher Corporation, a Delaware corporation (“Danaher”), accepted for payment the shares of common stock, par value $0.10 (the “Common Stock”), of the Company tendered in the tender offer conducted pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of February 6, 2011 (the “Merger Agreement”), by and among Danaher, the Purchaser and the Company, at a cash price of $83.50 per share. On June 30, 2011, the Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming an indirect wholly-owned subsidiary of Danaher. In addition, a “Designated Event” occurred on July 10, 2011 when the removal of the Common Stock of the Company from listing on the New York Stock Exchange became effective. See “Important Information Concerning the Offer—Information Concerning the Company” and “Important Information Concerning the Offer—Information Concerning the Notes.”

What Notes are you offering to repurchase?

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The Company is offering to repurchase, at the option of each Holder of the Notes, all of such Holder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount. As of July 10, 2011, there were $219,416,000 in aggregate principal amount of the Notes outstanding that were not subject to an irrevocable election to convert such Notes. The Notes were issued pursuant to (i) the Senior Indenture (the “Base Indenture”), dated April 25, 2001, by and between the Company and Wells Fargo Bank, National Association, as successor Trustee (referred to herein alternatively as the “Trustee,” the “Paying Agent,” the “Depositary” or the “Conversion Agent”) and (ii) the Second Supplemental

Indenture (the “Second Supplemental Indenture”), dated as of December 15, 2006, by and between the Company and, the Trustee, which Base Indenture and Second Supplemental Indenture were supplemented by the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), dated as of June 30, 2011, by and between the Company and the Trustee. See “Important Information Concerning the Offer—Information Concerning the Notes.”

When does the Offer expire?

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The Offer expires at midnight, New York City time, at the end of August 8, 2011 (as such time may be extended, the “Expiration Time”). See “Important Information Concerning the Offer—Information Concerning the Notes.” The Company may extend the Offer beyond the Expiration Time by issuing a press release giving the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. However, pursuant to the Second Supplemental Indenture, the Company may not extend the Expiration Time beyond midnight, New York City time, on August 29, 2011. The Company currently does not expect to extend the Offer beyond the Expiration Time.

How much is the Company offering to pay in the Offer and what is the form of payment?

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Pursuant to the terms of the Indenture and the Notes, the Company will pay an aggregate repurchase price (the “Designated Event Repurchase Price”) in cash equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding August 8, 2011 (the “Designated Event Repurchase Date”). The amount of interest accrued and unpaid per $1,000 principal amount of Notes to, but excluding, the Repurchase Date is expected to be approximately $3.68 for the Notes. Accordingly, you will receive approximately $1,003.68 per $1,000 principal amount of the Notes validly tendered pursuant to the Offer. See “Important Information Concerning the Offer—Information Concerning the Notes.”

How is the Offer being financed?

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The total amount of funds the Company needs to repurchase all of the Notes pursuant to the Offer is estimated to be $220,223,582.53 (assuming 100% of the outstanding principal amount of Notes as of July 10, 2011 that have not been surrendered for conversion on or prior to July 10, 2011 are tendered and accepted for payment). Danaher will cause the Company to have sufficient funds available to complete the Offer. See “Important Information Concerning the Offer—Source and Amount of Funds.”

How can I determine the market value of the Notes?

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There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. See “Important Information Concerning the Offer—Information Concerning the Notes.”

What are the conditions to the repurchase by the Company of the Notes?

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The repurchase by the Company of Notes that are validly tendered and not withdrawn pursuant to the Offer is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Offer to Repurchase. See “Important Information Concerning the Offer—Conditions of the Offer.”

How do I tender my Notes?

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The Trustee has informed the Company that, as of the date of this Offer to Repurchase, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. To tender your Notes for repurchase pursuant to the Offer, you must tender the Notes through the transmittal procedures of DTC no later than the Expiration Time. There are two ways to tender your Notes, depending on the manner in which your Notes are held:

•

Holders whose Notes are held of record by DTC must tender their Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system, at or prior to the Expiration Time.

•

Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to tender the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time.

•

By tendering your Notes through the transmittal procedures set forth above, you agree to be bound by the terms of the Offer. See “Important Information Concerning the Offer—Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase.”

If I tender my Notes, when will I receive payment for them?

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Subject to the terms and conditions of the Offer, the Company will accept for payment all validly tendered Notes promptly upon expiration of the Offer. No later than 11:00 a.m., New York City time, on the first business day after the Designated Event Repurchase Date, the Company will deposit with the Paying Agent an amount of cash (in immediately available funds), sufficient to pay the aggregate Designated Event Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Designated Event Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not validly withdrawn such Notes at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment. See “Important Information Concerning the Offer—Payment for Tendered Notes.”

Until what time can I withdraw previously tendered Notes?

•	You can withdraw Notes previously tendered for repurchase at any time until the Expiration Time. See “Important Information Concerning the Offer—Right of Withdrawal.”

How do I withdraw previously tendered Notes?

•	To validly withdraw Notes previously tendered in the Offer, you must withdraw the Notes through the procedures of DTC no later than the Expiration Time.

•	Holders who are DTC participants must deliver a valid withdrawal request through ATOP at or before the Expiration Time.

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Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to withdraw the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time.

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You may not rescind a withdrawal of tendered Notes. However, you may retender your Notes by following the proper tender procedures described in this Offer to Repurchase. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of tendered Notes can be accomplished only in accordance with the foregoing procedures. See “Important Information Concerning the Offer—Right of Withdrawal.”

Do I need to do anything if I do not wish to tender my Notes for repurchase?

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No. If you do not tender your Notes at or before the expiration of the Offer at the Expiration Time, the Company will not repurchase your Notes and such Notes will remain outstanding subject to the existing terms of the Indenture and the Notes. See “Important Information Concerning the Offer—Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase.”

If I choose to tender my Notes for repurchase, do I have to tender all of my Notes?

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No. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for repurchase, however, you must tender your Notes in a principal amount of $1,000 or an integral multiple thereof. See “Important Information Concerning the Offer—Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase.”

Are my Notes currently convertible?

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Yes. Pursuant to the terms of the Indenture, because of the occurrence of the Fundamental Change described in this Offer to Repurchase, the Notes may currently be converted into cash through the Designated Event Repurchase Date as set forth below.

•	The current right to convert the Notes as a result of the Fundamental Change described in this Offer to Repurchase will expire on the Designated Event Repurchase Date.

•	Any Notes tendered in the Offer may be converted only if the Holder of such Notes validly withdraws such tender of Notes prior to the Expiration Time.

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In order to convert any Notes tendered in this Offer pursuant to the current conversion right associated with the Fundamental Change described in this Offer to Repurchase, the tendering Holder must withdraw such tender in time to effectuate such withdrawal and to surrender such Notes for conversion prior to expiration of such current conversion right on the Designated Event Repurchase Date.

If I convert my Notes instead of tendering my Notes in the Offer, what will I receive?

As a result of the Fundamental Change described in this Offer to Repurchase, the applicable “Conversion Rate,” which Conversion Rate includes 0.8189 “Additional Shares,” is 14.3802. Pursuant to the terms of the Fourth Supplemental Indenture and because of the occurrence of the Merger, each $1,000 principal amount of Notes converted after the date of the Merger will be settled for $1,200.7467 in cash. AS A RESULT, IF YOU ELECT TO CONVERT YOUR NOTES INSTEAD OF TENDERING YOUR NOTES IN THIS OFFER, YOU WILL RECEIVE MORE CASH FOR EACH $1,000 IN PRINCIPAL AMOUNT OF YOUR NOTES. For instructions on how to convert your notes, see “Important Information Concerning the Offer—Information Concerning the Notes-Current Conversion Rights of the Notes” on page 8.

If I am a United States resident for United States federal income tax purposes, will I have to pay taxes if I tender my Notes for repurchase in the Offer?

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The receipt of cash in exchange for Notes pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. You should consult with your tax advisor regarding the actual tax consequences to you. See “Important Information Concerning the Offer—Material United States Federal Income Tax Considerations.”

Who is the Paying Agent?

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Wells Fargo Bank, National Association, the Trustee under the Indenture, is also serving as the Paying Agent in connection with the Offer. Its addresses and telephone and facsimile numbers are set forth below and on the front cover page of this Offer to Repurchase. See “Important Information Concerning the Offer—Information Concerning the Notes.”

Who can I talk to if I have questions about the Offer?

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Questions and requests for assistance in connection with the tender of Notes for repurchase in the Offer may be directed to the Paying Agent at the following addresses and telephone and facsimile numbers:

Wells Fargo Bank, National Association

608 2nd Avenue South, 12th Floor

Minneapolis, MN 55402

Attention: Bondholder Communications

Facsimile: 213-614-3355

Confirmation Number: 213-614-2588

General Bondholder Inquiry Number: 800-344-5128

IMPORTANT INFORMATION CONCERNING THE OFFER

1. Information Concerning the Company. Beckman Coulter, Inc., a Delaware corporation (the “Company”), is an indirect wholly-owned subsidiary of Danaher Corporation, a Delaware corporation (“Danaher”). The Company’s principal executive offices are located at 250 S. Kraemer Blvd., Brea, California 92821, and its telephone number at that location is (714) 993-5321.

The Company is offering, at the option of each Holder of the Notes, to repurchase the Notes, subject to the terms and conditions of the Offer (as defined below).

On February 6, 2011, the Company, Danaher and Djanet Acquisition Corp. (the “Purchaser”), a Delaware corporation and an indirect wholly-owned subsidiary of Danaher, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which and upon the terms and subject to the conditions thereof:

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the Purchaser commenced on February 15, 2011 a tender offer (the “Equity Tender Offer”) to acquire all of the outstanding shares of common stock, par value $0.10, of the Company (collectively, the “Shares”), at a purchase price of $83.50 per Share, net to the seller in cash without interest and less any applicable withholding taxes (the “Offer Price”); and

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following the completion of the Equity Tender Offer (including the subsequent tender period), on June 29, 2011 the Purchaser accepted for payment all Shares tendered pursuant to the Equity Tender Offer and, on June 30, 2011, the Purchaser merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming an indirect wholly-owned subsidiary of Danaher.

Pursuant to the Merger Agreement, at the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned by the Company, Danaher, the Purchaser, any of their respective subsidiaries and Shares held by dissenting stockholders who properly exercise their appraisal rights under Delaware law), by virtue of the Merger and without any action on the part of the holders of the Shares, was converted into the right to receive $83.50 in cash. On July 10, 2011, the removal of the Company’s Common Stock from listing on the New York Stock Exchange became effective (the “NYSE Delisting”).

2. Information Concerning the Notes.

On December 16, 2006, the Company issued $600,000,000 in aggregate principal amount of the 2.50% Convertible Senior Notes due 2036 (the “Notes”) in a private placement under (i) the Senior Indenture (the “Base Indenture”), dated April 25, 2001, by and between the Company and Wells Fargo Bank, National Association, as successor Trustee (referred to herein alternatively as the “Trustee,” the “Paying Agent,” the “Depositary” or the “Conversion Agent”) and (ii) the Second Supplemental Indenture (the “Second Supplemental Indenture”), dated as of December 15, 2006, by and between the Company and the Trustee, as supplemented by the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), dated as of June 30, 2011, by and between the Company and the Trustee. In addition, the Company entered into a Registration Rights Agreement, dated as of December 15, 2006, by and between the Company and the initial purchasers of the Notes in connection with such private placement of the Notes (the “Registration Rights Agreement”).

2.1. The Company’s Current Obligation to Repurchase the Notes at the Option of the Holders. Pursuant to the Second Supplemental Indenture, (i) a “Fundamental Change” and “Designated Event,” in each case, as defined in the Second Supplemental Indenture, occurred on June 24, 2011, when the Purchaser accepted for payment the Shares tendered in the Equity Tender Offer as of 5:00 p.m., New York City time, on June 24, 2011 and (ii) a Designated Event occurred on June 30, 2011 in connection with the NYSE Delisting. In connection with such Designated Events and pursuant to Section 5.02 of the Second Supplemental Indenture, the Company

will repurchase the Notes at the option of the Holders, subject to the terms and conditions of this Notice and Offer to Repurchase (as amended and supplemented from time to time, this “Offer to Repurchase”), the Indenture and the Notes (the “Offer”). Furthermore, in compliance with the Indenture, (a) the Company is providing the “Company Notice” (as defined in, and required under, Section 5.03(b) of the Second Supplemental Indenture) to the Holders on July 11, 2011 through this Offer to Repurchase and (b) the Company has specified August 8, 2011 as the “Designated Event Repurchase Date” (as defined in, and required under, Section 5.02 of the Second Supplemental Indenture).

The obligation of the Company to repurchase Notes that are validly tendered and not withdrawn pursuant to the Offer is not subject to any conditions other than the timely and proper delivery and tender of Notes in accordance with the terms of the Offer and that the Offer must comply with applicable law. The Offer is not conditioned on the Company’s ability to obtain sufficient financing to repurchase Notes validly tendered and not withdrawn pursuant to the Offer.

2.2. Additional Obligations to Repurchase the Notes at the Option of the Holders. In the event that there are any Notes outstanding after the Designated Event Repurchase Date, the Company will be required to repurchase such Notes at the option of the Holders and pursuant to the terms of the Indenture at a purchase price equal to 100% of the principal amount of, and accrued but unpaid interest on, such repurchased Notes (i) following any occurrence of any future “Designated Event” and (ii) on each of December 15, 2013, December 15, 2016, December 15, 2021, December 15, 2026, and December 15, 2031.

2.3. Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the Company will pay the aggregate Designated Event Repurchase Price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Designated Event Repurchase Date. The amount of interest accrued and unpaid per $1,000 principal amount of Notes to, but excluding, the Designated Event Repurchase Date is expected to be approximately $3.68 for the Notes. Accordingly, a Holder will receive approximately $1,003.68 per $1,000 principal amount of the Notes validly tendered pursuant to the Offer.

The Designated Event Repurchase Price will be paid in cash with respect to any and all Notes that are validly tendered for repurchase and not validly withdrawn at or prior to the Expiration Time. “Expiration Time” means midnight, New York City time, at the end of the Designated Event Repurchase Date, unless extended, in which event “Expiration Time” means the latest time and date at which the Offer, as so extended, will expire. The Company may extend the Offer beyond the Expiration Time by issuing a press release giving the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. However, pursuant to the Second Supplemental Indenture, the Company may not extend the Expiration Time beyond midnight, New York City time, on August 29, 2011. The Company currently does not expect to extend the Offer beyond the Expiration Time.

Notes tendered for repurchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. No later than 11:00 a.m., New York City time, on the business day following the Designated Event Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash (in immediately available funds), sufficient to pay the aggregate Designated Event Repurchase Price of all the Notes or portions thereof that are to be repurchased in the Offer, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not validly withdrawn such Notes at or prior to the Expiration Time. The Depository Trust Company (“DTC”) will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment.

The Designated Event Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes. Thus, the Designated Event Repurchase Price may be significantly higher or lower than the market price of the Notes on the Repurchase Date.

HOLDERS WHO ELECT TO ACCEPT THE OFFER WILL RECEIVE LESS CASH THAN HOLDERS WHO ELECT TO CONVERT THEIR NOTES.

None of the Company, Danaher, any of their respective affiliates, officers, directors, employees or agents or the Paying Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

2.4. Current Conversion Rights of the Notes. As a result of the occurrence of the Fundamental Change and the Merger described above and pursuant to the Fourth Supplemental Indenture, the Notes are convertible into cash based on the conversion value set forth below. The right to convert the Notes as a result of the Fundamental Change described in this Offer to Repurchase will expire on the Designated Event Repurchase Date.

On June 30, 2011, the Company and the Trustee entered into the Fourth Supplemental Indenture to reflect the conversion value for the Notes at an amount of cash equal to the Conversion Rate for the Notes multiplied by the Merger consideration of $83.50 per share. As a result of the Fundamental Change described in this Offer to Repurchase, the Conversion Rate, including 0.8189 “Additional Shares”, for the Notes is 14.3802. Pursuant to the terms of the Fourth Supplemental Indenture and because of the occurrence of the Merger, each $1,000 principal amount of Notes converted after the date of the Merger will be settled in cash for approximately $1,200.7467. Payment of such conversion obligation following conversion of the Notes will be deemed to be satisfy the Company’s obligation to pay the principal amount of the Notes so converted and all accrued and unpaid interest thereon. Therefore, upon conversion, a Holder will not receive any separate cash payment for accrued and unpaid interest on the Notes converted. PaaIn order to convert the Notes into cash, a beneficial Holder must:

•	complete, or cause to be completed, the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program;

•	deliver, or cause to be delivered, by book-entry delivery an interest in the global note;

•	furnish appropriate endorsements and transfer documents if required by the Company or the Trustee; and

•	pay the funds, if any, required by Sections 4.02(c) and 4.02(i) of the Second Supplemental Indenture.

Any conversion of Notes is irrevocable and may not be withdrawn.

The conversion value for any Notes converted will be settled and paid in cash on the 24th business day following the date of such conversion.

The right to participate in the Offer is a separate right from the right to convert the Notes. Any Notes surrendered for conversion may not be tendered in the Offer. Any Notes tendered in the Offer may be converted only if the Holder of such Notes validly withdraws such tender of Notes prior to the Expiration Time.

The right to convert the Notes as a result of the Fundamental Change described in this Offer to Repurchase expires on the Designated Event Repurchase Date. In order to convert any Notes tendered in this Offer during the current conversion right associated with the Fundamental Change described in this Offer to Repurchase, the tendering Holders must withdraw such tender in time to effectuate such withdrawal and to surrender such Notes for conversion prior to expiration of such current conversion right on the Designated Event Repurchase Date.

Wells Fargo Bank, National Association, is acting as the Conversion Agent for the Notes. For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please refer to the Indenture.

2.5. Additional Conversion Rights of the Notes. In the event that there are any Notes outstanding after the Designated Event Repurchase Date, such outstanding Notes will be convertible after the Designated Event Repurchase Date only (i) following the occurrence of any future “Fundamental Change” (as defined in the Second Supplemental Indenture), (ii) at any time after December 15, 2013, and (iii) if the Company elects to redeem the Notes at its option, at any time following such notice of redemption and prior to the date of such redemption.

2.6. Market for the Notes. There is no established reporting system or trading market for trading in the Notes. However, the Company believes the Notes are currently traded over the counter. The Company believes that there is no practical way to determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results and the market for similar securities. Following the consummation of the Offer, the Company expects that Notes not repurchased in the Offer will continue to be traded over the counter; however, the Company anticipates that the trading market for the Notes will be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, the Company’s repurchase of Notes pursuant to the Offer may reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the Offer. The Company cannot provide assurances that a market will exist for the Notes following the Offer. The extent of the public market for the Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time, and the interest on the part of securities firms in maintaining a market in the Notes.

2.7. Ranking. The Notes are the Company’s general unsecured senior obligations and rank contractually equal with the Company’s other senior obligations.

2.8. Maturity and Interest. The Notes mature on December 15, 2036 and bear interest at an annual rate of 2.50%.

2.9. Right to Redeem by the Company. Prior to December 20, 2013, the Notes will not be redeemable at the option of the Company. Beginning on December 20, 2013, the Company will have the right to redeem the Notes at the Company’s option at a redemption price equal to 100% of the principal amount of, and accrued but unpaid interest on, the Notes to be redeemed.

3. Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase in the Offer. Holders will not be entitled to receive the Designated Event Repurchase Price in the Offer for their Notes unless they validly tender the Notes at or prior to the Expiration Time and do not withdraw the Notes at or before the Expiration Time. Holders may tender some or all of their Notes; provided, however, that any Notes tendered must be in a principal amount of $1,000 or an integral multiple thereof. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Notes for repurchase shall be determined by the Company, whose determination shall be final and binding absent manifest error.

Any Notes not tendered at or before the Expiration Time will remain outstanding subject to the existing terms of each of the Indentures and the Notes.

3.1. Method and Timing of Delivery. The Trustee has informed the Company that, as of the date of this Offer to Repurchase, all custodians and beneficial holders of the Notes hold the Notes through accounts with DTC and that there are no certificated Notes in non-global form. Delivery of Notes, an Agent’s Message (as defined below) transmitted through DTC’s Automated Tender Offer Program (“ATOP”), and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the Holder tendering Notes.

You will not be entitled to receive the Designated Event Repurchase Price for your Notes in the Offer unless you validly tender and do not withdraw your Notes at or before the Expiration Time, which is midnight, New York City time, at the end of August 8, 2011, unless extended. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for repurchase, however, you must tender your Notes in a principal amount of $1,000 or an integral multiple thereof.

“Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states (i) that DTC has received an express acknowledgment from the tendering participant (ii) the principal amount of Notes that have been tendered by such participant under the Offer and (iii) that such participant has received and agrees to be bound by the terms of the Offer, including those set forth below under the caption “Agreement to Be Bound by the Terms of the Offer.”

Only registered holders are authorized to tender their Notes. In all cases, notwithstanding any other provision of the Offer, the payment for the Notes tendered and accepted for payment will be made only after timely receipt by the Depositary of book-entry confirmation, and an Agent’s Message transmitted through ATOP.

3.2 Delivery of Notes.

A Holder who is a DTC participant must tender to the Company its beneficial interest in the Notes by:

•	delivering to the Depositary’s account at DTC through DTC’s book-entry system its beneficial interest in the Notes at or prior to the Expiration Time; and

•

electronically transmitting its acceptance through ATOP by causing DTC to transfer Notes to the Depositary in accordance with the terms and procedures of that system, at or prior to the Expiration Time.

DTC will then send an Agent’s Message to the Depositary. In tendering through ATOP, the electronic instructions sent to DTC by the Holder (whether tendered through a nominee or directly by a Holder who is a DTC participant), and transmitted by DTC to the Depositary, will acknowledge, on behalf of DTC and such Holder, receipt by such Holder of and agreement to be bound by the terms of the Offer, including those set forth below under “—Agreement to be Bound by the Terms of the Offer.” Holders desiring to tender their Notes on the Designated Event Repurchase Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Designated Event Repurchase Date.

Notes Held Through a Custodian. Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to tender the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time.

ALL NOTES TENDERED HEREUNDER MUST BE DELIVERED THROUGH THE TRANSMITTAL PROCEDURES OF DTC NO LATER THAN THE EXPIRATION TIME.

3.3 Agreement to be Bound by the Terms of the Offer. By tendering its Notes through one of the procedures set forth above, a Holder acknowledges and agrees as follows:

•	such Notes shall be repurchased as of the Expiration Time pursuant to the terms and conditions set forth in this Offer to Repurchase;

•	such Holder agrees to all of the terms of this Offer to Repurchase;

•	such Holder has received this Offer to Repurchase, which includes the Company Notice, as required pursuant to the Indenture;

•

upon the terms and subject to the conditions set forth in this Offer to Repurchase, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns, and transfers to the Company, all right, title, and interest in and to all of the Notes tendered, (ii) releases and discharges the Company, Danaher and their respective directors, officers, employees, affiliates and agents from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes, and (iii) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Designated Event Repurchase Price of any tendered Notes that are repurchased by the Company), all in accordance with the terms set forth in this Offer to Repurchase;

•

such Holder represents and warrants that such Holder (i) owns the Notes tendered and is entitled to tender such Notes and (ii) has full power and authority to tender, sell, assign, and transfer the Notes tendered and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•

such Holder understands that all Notes validly tendered and not withdrawn at or prior to the Expiration Time will be repurchased at the Designated Event Repurchase Price, in cash, pursuant to the terms and conditions of the Offer, as amended and supplemented from time to time;

•

payment for Notes repurchased pursuant to this Offer to Repurchase will be made by deposit of the aggregate Designated Event Repurchase Price for such Notes with the Paying Agent, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders; under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment;

•	tenders of Notes may be withdrawn in accordance with the procedures set forth in this Offer to Repurchase at any time at or prior to the Expiration Time;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Offer hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidence of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Notes pursuant to the procedures described in this Offer to Repurchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

4. Right of Withdrawal. Notes tendered for repurchase pursuant to this Offer to Repurchase may be validly withdrawn at any time at or prior to the Expiration Time. To validly withdraw Notes previously tendered in the Offer, you must withdraw the Notes through the procedures of DTC no later than the Expiration Time.

•	Holders who are DTC participants must deliver a valid withdrawal request through ATOP at or before the Expiration Time. The withdrawal notice must:

•

specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

•

be submitted through ATOP by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

•

Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to withdraw the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time, as set forth above.

You may not rescind a withdrawal of tendered Notes. However, you may retender your Notes by following the proper tender procedures described in this Offer to Repurchase.

5. Payment for Tendered Notes. The Company will accept for payment all validly tendered Notes promptly upon expiration of the Offer at the Expiration Time. No later than 11:00 a.m., New York City time, on the first business day after the Expiration Time, the Company shall deposit with the Paying Agent an amount of cash (in immediately available funds), sufficient to pay the aggregate Designated Event Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Expiration Time, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not validly withdrawn such delivery at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment.

6. Notes Acquired. Any Notes repurchased by the Company pursuant to the Offer will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, to the knowledge of the Company after making reasonable inquiry:

•	none of the Company, Danaher or any executive officer, director, affiliate, associate or subsidiary of the Company or Danaher has any beneficial interest in the Notes;

•	neither the Company nor Danaher will repurchase any Notes from such persons; and

•

during the 60 days preceding the date of this Offer to Repurchase, none of the Company, Danaher or any executive officer, director, subsidiary, associate or affiliate of the Company or Danaher has engaged in any transactions in the Notes.

8. Prohibition of Purchases of Notes by the Company and Its Affiliates. Effective July 11, 2011, the Company and its affiliates, including their executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Offer until at least the 10th business day after the Expiration Time or through the payment of the conversion value for each series of Notes converted pursuant to the conversion right of such Notes, if any. After that time, if any Notes remain outstanding, the Company and its respective affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, redemption or otherwise, any of which may be consummated at purchase prices higher or lower than the Designated Event Repurchase Price. Any decision to purchase Notes after the Offer, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Offer, the Company’s business and financial position, and general economic and market conditions.

9. Source and Amount of Funds. The total amount of funds the Company needs to repurchase all of the Notes pursuant to the Offer is estimated to be $220,223,582.53 (assuming 100% of the outstanding principal amount of Notes as of July 10, 2011 that have not been surrendered for conversion on or prior to July 10, 2011 are tendered and accepted for payment). Danaher will cause the Company to have sufficient funds available to complete the Offer.

10. Conditions of the Offer. There are no conditions to this Offer except (i) the timely and proper delivery and tender of Notes in accordance with the terms of the Offer and (ii) the Offer must comply with applicable law. The Offer is not conditioned on the Company’s ability to obtain sufficient financing to repurchase Notes validly tendered and not withdrawn pursuant to the Offer.

11. Plans or Proposals of the Company. Except as contemplated in the Merger Agreement, described below or elsewhere in these materials or as previously publicly announced, the Company currently has no agreements and has not authorized any actions that would be material to a Holder’s decision to surrender Notes for purchase in the Offer, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•

any change to the number or term of the Company’s directors or officers or to otherwise make any changes to the Board of Directors or management of the Company, or, except for discussions in the ordinary course regarding increases in compensation and other compensation arrangements, any change to any material terms of the employment contracts of any of the Company’s executive officers;

•	any other material change in the Company’s corporate structure or business;

•	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•

other than in connection with the Merger as noted below, any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

As described elsewhere in this Offer to Repurchase and as previously publicly announced, the Company was merged with and into the Purchaser, with the Company surviving the Merger and becoming an indirect wholly owned subsidiary of Danaher. Also in connection with the Merger, the New York Stock Exchange filed a Form 25 on June 30, 2011 relating to (i) the NYSE Delisting and (ii) the de-registration of all shares of the Company’s common stock under Section 12(b) of the Exchange Act. In addition, the Company filed a Form 15 on July 11, 2011 relating to (i) the de-registration of all shares of the Company’s common stock under

Section 12(g) of the Exchange Act and (ii) suspension of the Company’s obligation to file reports under Section 13(a) and Section 15(d) of the Exchange Act. In connection with the Merger, the Company amended and restated its Certificate of Incorporation and Bylaws, and all directors of the Company immediately prior to the Merger resigned at the effective time of the Merger.

12. Agreements Involving the Company’s Securities. Except for the Merger Agreement, Indenture, Registration Rights Agreement, any indenture governing the Company’s other senior notes or as described in this Offer to Repurchase, none of the Company, Danaher or to their knowledge, any of their respective affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to this Offer or with respect to any of the Company’s securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

13. Material United States Federal Income Tax Considerations. The following is a general discussion of the material U.S. federal income tax considerations relating to Holders of the Notes with respect to the Offer. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s individual circumstances or to certain types of Holders subject to special tax rules, including, without limitation:

•	financial institutions,

•	broker-dealers,

•	insurance companies,

•	tax-exempt organizations,

•	dealers in securities or currencies,

•	regulated investment companies,

•	real estate investment trusts,

•	U.S. expatriates,

•	traders in securities who elect to apply a mark-to-market method of accounting,

•	persons that hold Notes as part of a “straddle,” a “hedge,” a “conversion transaction,” or other “integrated transaction,”

•	persons that acquired Notes in connection with employment or the performance of services,

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar,

•	persons subject to the alternative minimum tax, and

•	S corporations, partnerships and other pass-through entities (or investors in such entities).

In addition, this discussion does not address state, local or foreign tax considerations with respect to the Offer or U.S. federal tax considerations other than those pertaining to income taxation. This summary assumes that U.S. Holders have held their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that for U.S. federal income tax purposes is: (i) an individual who is a citizen or resident of the U.S.; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a U.S. person under the Code.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of a Note that for U.S. federal income tax purposes is an individual, a corporation or an estate or a trust that is not a U.S. Holder.

If any entity treated as a partnership for U.S. federal income tax purposes holds a Note, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding the Notes are urged to consult their tax advisors.

Tendering U.S. Holders

If you are a U.S. Holder, your sale of Notes pursuant to the Offer will generally result in taxable gain or loss to you equal to the difference between (i) the amount realized on the sale and (ii) your adjusted tax basis in the Notes surrendered. Because under the Indenture you agreed when you acquired the Notes to treat such Notes as subject to the special rules regarding contingent payment debt instruments, your adjusted tax basis in the Notes will generally be equal to your original purchase price for the Notes, increased by any interest income previously accrued by you (determined without regard to any adjustments to interest accruals that arise because projected payments differ from the actual amounts paid), decreased by the amount of any noncontingent payments and any projected payments that have been previously scheduled to be made (without regard to the actual amounts paid) on the Notes, and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make because of differences between your tax basis and the adjusted issue price of the Notes.

Gain recognized upon a sale of Notes pursuant to the Offer will generally be treated as ordinary interest income; any loss would generally be ordinary loss to the extent of the excess of the interest previously included in income over the total net negative adjustments previously taken into account as ordinary losses, and thereafter, capital loss (which will be long-term if you held your Notes for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

The contingent payment debt instrument regulations are complex. You should consult your tax advisor regarding the accrual of interest, any positive and negative adjustments, and the calculation of adjusted tax basis with respect to your Notes.

Tendering Non-U.S. Holders

We generally will not be required to deduct U.S. withholding tax from cash received by you for selling Notes in the Offer if:

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

•	you are not a bank receiving certain types of interest;

•

either (i) you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (which certification may be made on IRS Form W-8BEN (or successor form)), or (ii) you hold your Notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable United States Treasury regulations; and

•	we are not a “United States real property holding corporation” during the applicable period.

We believe that we have not been, and we do not anticipate becoming, a “United States real property holding corporation.”

If you cannot satisfy the requirements above, the 30% U.S. withholding tax will generally apply, unless (i) you are eligible for the benefits of an applicable United States income tax treaty that would reduce or eliminate such withholding taxes and you provide a properly completed IRS Form W-8BEN (or successor form) claiming either a partial reduction or complete exemption from such withholding taxes under the applicable treaty or (ii) the payment for selling the Notes is effectively connected with the conduct of a U.S. trade or business by you and you provide a properly completed IRS Form W-8ECI (or successor form).

Although any amounts received by you from the sale of Notes that are effectively connected to your conduct of a U.S. trade or business would be exempt from the 30% U.S. federal withholding tax (provided you furnish the proper documentation), any gain recognized by you on the sale of Notes will generally be subject to U.S. federal income tax in the same manner as if you were a U.S. Holder.

Information Reporting and Backup Withholding

A U.S. Holder whose Notes are tendered and accepted for payment pursuant to the Offer may be subject to certain information reporting requirements (unless the U.S. Holder is an exempt recipient). In addition, a U.S. Holder may be subject to backup withholding with respect to the receipt of cash in exchange for a Note unless the U.S. Holder provides us, on a properly completed IRS Form W-9 (or successor form), with such U.S. Holder’s correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct and the U.S. Holder is not currently subject to backup withholding. U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Backup withholding is not an additional tax. Any amount paid as backup withholding generally would be creditable against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

In general, information reporting and backup withholding will not apply to the sale of Notes by a Non-U.S. Holder pursuant to the Offer, provided that we do not have a reason to know that such Holder is a U.S. person and such Holder has provided a properly executed appropriate IRS Form W-8 (or successor form) certifying, under penalties of perjury, that it is not a U.S. person.

Non-Tendering Holders

If you do not sell Notes pursuant to the Offer, you will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. ALL HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SALE OF NOTES PURSUANT TO THE OFFER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS OR UNDER ANY U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO THE INCOME TAX.

14. Additional Information. On July 11, 2011, the Company filed a Form 15 with the Securities and Exchange Commission (“SEC”) suspending immediately the Company’s duty to file reports under Sections 13 and 15(d) of the Exchange Act. This document “incorporates by reference” specified information the Company has filed with the SEC, which means that the Company can disclose important information to the reader by referring to that information. The information incorporated by reference is considered to be an important part of this document. Any statement in a document incorporated by reference in this document will be deemed to be modified or superseded to the extent a statement contained in this document or any other subsequently filed document that is incorporated by reference in this document modifies or supersedes such statement. This document incorporates by reference the documents of the Company listed below.

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010;

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011;

•

The Company’s Current Reports on Form 8-K, filed on January 18, 2011, February 10, 2011, February 22, 2011, March 1, 2011, April 18, 2011, April 19, 2011, April 22, 2011, June 10, 2011, June 17, 2011, June 24, 2011 and June 30, 2011;

•

Senior Indenture, dated April 25, 2001, between Beckman Coulter, Inc. and Citibank, N.A., filed as Exhibit 4.1 to the Company’s Amendment No. 1 to Registration Statement on Form S-3/A filed on April 26, 2001;

•

Second Supplemental Indenture dated December 15, 2006 between Beckman Coulter, Inc. and Wells Fargo Bank, National Association, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 15, 2006; and

•

Fourth Supplemental Indenture dated June 30, 2011 between Beckman Coulter, Inc. and Wells Fargo Bank, National Association, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on June 30, 2011.

A Holder may read and copy any document the Company has filed at the SEC’s public reference room in Washington, D.C. Please call the SEC at (800) 732-0330 for further information on the public reference rooms. The Company’s SEC filings are also available to the public from the SEC’s website at www.sec.gov.

In addition, a Holder may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address:

Beckman Coulter, Inc.

250 S. Kraemer Blvd.

Brea, California 92821

Tel.: (714) 993-5321

Attention: Corporate Secretary

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this document.

15. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Offer.

16. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Notes.

17. Conflicts. In the event of any conflict between this Offer to Repurchase on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, Danaher, any of their respective affiliates, officers, directors, employees or agents or the Paying Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

July 11, 2011	BECKMAN COULTER, INC.

SCHEDULE A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Company’s board of directors and each of the Company’s executive officers. The business address of each such director and executive officer is Beckman Coulter, Inc., 250 S. Kraemer Blvd., Brea, California 92821.

Name	Position
Frank T. McFaden	Director, Vice President and Treasurer

Robert S. Lutz	Director

J. Robert Hurley	President

Scott C. Atkin	Division President, Life Sciences Division

Carolyn D. Beaver	Corporate Vice President, Controller

Allison F. Blackwell	Senior Vice President, Human Resources

Richard S. Creager	Senior Vice President and Chief Scientific Officer

Thomas P. Joyce, Jr.	Division President, Diagnostics Division

Jeffrey D. Linton	Senior Vice President, General Counsel

Charles E. McLaughlin	Senior Vice President, Chief Financial Officer

Pamela A. Miller	Senior Vice President, Supply Chain Management

Clair K. O’Donovan	Senior Vice President, Quality and Regulatory Affairs

James F. O’Reilly	Vice President and Secretary

James F. Widergren	Senior Vice President, Global Customer Operations

The following table sets forth below the names of each of the members of Danaher’s board of directors and each of Danaher’s executive officers. The business address of each such director and executive officer is Danaher Corporation, 2200 Pennsylvania Avenue, N.W., Suite 800W, Washington, D.C. 20037.

Name	Position
Mortimer M. Caplin	Director

H. Lawrence Culp, Jr.	Chief Executive Officer, President and Director

Donald J. Ehrlich	Director

Linda P. Hefner	Director

Walter G. Lohr, Jr.	Director

Steven M. Rales	Chairman of the Board

Mitchell P. Rales	Chairman of the Executive Committee

John T. Schwieters	Director

Alan G. Spoon	Director

Elias A. Zerhouni, M.D.	Director

Daniel L. Comas	Executive Vice President and Chief Financial Officer

James A. Lico	Executive Vice President

A-1

Name	Position
Thomas P. Joyce, Jr.	Executive Vice President

William K. Daniel II	Executive Vice President

James H. Ditkoff	Senior Vice President—Finance and Tax

Jonathan P. Graham	Senior Vice President—General Counsel

Robert S. Lutz	Senior Vice President—Chief Accounting Officer

Daniel A. Raskas	Senior Vice President—Corporate Development

A-2